EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PATCO INDUSTRIES, LTD.

Patco Industries, Ltd. a corporation duly organized and existing under and by the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

Patco Industries, Ltd.

The original Certificate of Incorporation of Patco Industries, Ltd. was filed with the Secretary of State of Delaware on March 20, 1987 under the name Redwing Capitol Corp. and changed its name to Patco Industries, Ltd. on June 16, 1989. This Amended and Restated Certificate of Incorporation amends and restates the original Certificate of Incorporation. In accordance with Section 245 of the DGCL pursuant to a resolution proposed by its Board of Directors and adopted by its stockholders in the manner and by the vote prescribed by Section 242 of the DGCL, Patco Industries, Ltd. hereby adopts the following Amended and Restated Certificate of Incorporation:

The name of the corporation is Optical Molecular Imaging, Inc. (“Company”).

The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 26,000,000 shares, consisting of 25,000,000 shares of Common Stock, par value $0.0001 per share, and 1,000,000 shares of Preferred Stock, par value $.0001 per share.

Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (“Board”) is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

the voting powers, if any, and whether such voting powers are full or limited in such series;

the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

the provisions, if any, of a sinking fund applicable to such series; and

any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

Common Stock. Except as may otherwise be provided in a Preferred Stock Designation, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

Reverse Stock Split. Upon the filing of this Amended and Restated Certificate of Incorporation, and without further action on the part of the Company or its stockholders, each 230.4032258 shares of the Company’s Common Stock, then issued and outstanding, shall become one (1) fully paid and nonassessable share of Common Stock. Each fractional share as a result of such reverse stock split shall be rounded up to the nearest whole share. The capital account of the Company shall not be increased or decreased by such reverse stock split. To reflect such reverse stock split, each certificate representing 230.4032258 or more shares of Common Stock theretofore issued and outstanding shall represent the number of shares of Common Stock issued and outstanding after such reverse stock split; and the holder of record of each such certificate shall be entitled to receive a new certificate representing a number of shares of Common Stock equal to .004340217 times the number of shares represented by said certificate for theretofore issued and outstanding shares.

The Board may make, amend, and repeal the By-Laws of the Company. Any By-Law made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such By-Law so made or amended) or by the stockholders in the manner provided in the By-Laws of the Company.

The number of the Directors of the Company will be fixed from time to time in the manner described in the By-Laws of the Company. The Directors will hold office until their successors are elected and qualified.

To the full extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company. Any repeal or modification of this Article Seventh will not adversely affect any right or protection of a Director of the Company existing prior to such repeal or modification.

Each person who is or was or had agreed to become a Director or officer of the Company, and each such person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Company as an employee or agent of the Company or as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, whether for profit or not for profit (including the heirs, executors, administrators, or estate of such person), shall be indemnified by the Company to the fullest extent permitted by the DGCL or any other applicable law as currently or hereafter in effect and will be entitled to advancement of expenses in connection therewith. The right of indemnification and of advancement of expenses provided in this Article Eighth (a) will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, including without limitation pursuant to any contract approved by a majority of the whole Board (whether or not the Directors approving such contract are or are to be parties to such contract or similar contracts), and (b) will be applicable to matters otherwise within its scope whether or not such matters arose or arise before or after the adoption of this Article Eighth. Without limiting the generality of the foregoing, the Company may adopt By-Laws, or enter into one or more agreements with any person, which provide for indemnification and/or advancement of expenses greater or different than that provided in this Article Eighth or the DGCL. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article Eighth will not adversely affect any right or protection arising hereunder, or arising out of facts occurring, prior to such amendment, repeal, or adoption and no amendment, repeal, or adoption, will affect the legality, validity, or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal, or adoption.

* * * * * *

The foregoing Amended and Restated Certificate of Incorporation supersedes the Amended and Restated Certificate of Incorporation, as restated.

IN WITNESS WHEREOF, executed this 27th day of January, 2006.

By:	/s/ William Patridge
William Patridge President

ATTEST:

By:	/s/ William Patridge
William Patridge Secretary

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